News Release
Investor Contact	Media Contact
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Reports Final First Quarter Results

Management provides Q2 guidance and updates full year 2005 outlook

Ann Arbor, Mich., May 17, 2005—Borders Group Inc. (NYSE: BGP) today reported final results for the first fiscal quarter of 2005, ended April 23. Total consolidated sales were $847.2 million, up 2.0% over the same period in 2004. As projected in the company’s April 19 release, Borders Group reported a consolidated loss of $0.07 per share, which compares to consolidated earnings of $0.03 per share in the same period a year ago. All earnings per share figures include the impact of non-operating adjustments.

“Our overall trade book performance on a comparable store sales basis was in-line with our expectations at a low single digit increase,” said Borders Group Chief Executive Officer Greg Josefowicz. “Yet, even with solid trade book sales, there was not enough vitality in that category to compensate for declines in others, primarily music where we have a greater structural challenge. On the profit side, investments in growth initiatives impacted our flexibility to reduce costs, as did our performance versus sales expectancy, which declined more significantly near the close of the first quarter. That said, our goal remains to build long-term growth and we are committed to our investments while more clearly focusing on managing costs prudently.”

Consolidated Results
As stated, Borders Group achieved first quarter consolidated sales of $847.2 million, an increase of 2.0% over first quarter 2004. Comparable store sales at Borders superstores decreased by 0.7% in the first quarter. Comparable store sales at Waldenbooks decreased by 3.1% for the period. International segment total sales increased by 21.4% over the same period in 2004.

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Borders Group Q1 2005--2

Consolidated net loss in the first quarter was $5.3 million, compared to net income of $2.3 million for the same period a year ago. The net loss is attributable to comparable store sales declines and the resulting de-leveraging of costs. Gross margin in the first quarter was down 0.1% from 25.3% to 25.2% resulting primarily from higher fixed occupancy costs as a percent of sales. First quarter SG&A as a percent of sales increased 1.3% from 24.5% to 25.8%, resulting primarily from de-leveraging due to comparable store sales declines and cost increases to support strategic initiatives including store remodels.

Borders Group continues to provide direct returns to shareholders in the form of dividends and share repurchases. In the first quarter, 2.2 million shares of the company’s common stock were repurchased totaling $57.7 million.

Non-Operating Adjustments
All net income and earnings per share figures reported include the impact of non-operating adjustments, which for the first quarter totaled an after-tax charge of $0.02 per share as management previously projected. This charge is comprised primarily of asset write-offs and accelerated depreciation related to store remodels.

Borders Superstores
First quarter sales at Borders superstores were $579.4 million, an increase of 0.4% over the same period in 2004. While sales of bestsellers were down overall, trade book sales on a comparable store sales basis increased in the low single digits. Music sales declined in the low double digits. Net income in the first quarter decreased by 20.8% to $8.0 million due primarily to the decline in comparable store sales.

International
Total sales in the International segment increased by 21.4% to $124.7 million for the first quarter. Net loss for the segment was $5.8 million compared to a $3.5 million loss for the same period in 2004. The increase in net loss over the prior year is attributable to higher SG&A as a percent of sales related in part to accelerated new store growth. In addition, sales in the U.K. were below plan. Excluding the impact of foreign currency translation, total International sales would have increased by 17.8% for the quarter over the same period last year. The International segment includes the results of Paperchase Products Limited, which was acquired in the second quarter of 2004.

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Borders Group Q1 2005--3

Waldenbooks Specialty Retail
The Waldenbooks Specialty Retail segment, which includes Waldenbooks, Borders Express, Borders Outlet and airport stores as well as the company’s seasonal business, generated first quarter sales of $143.1 million, which is down 5.1% from a year ago due to comparable store sales declines and store closures. Net income for the segment decreased in the first quarter to $0.5 million, due primarily to the sales decline.

Q2 Outlook
•
Management projects consolidated earnings per share for the second quarter of 2005 to range from $0.02 to $0.06. The earnings projection includes the impact of non-operating adjustments, estimated to be an after-tax charge of approximately $0.02 per share. All earnings per share figures include the impact of non-operating adjustments.

•
Comparable store sales at all stores are expected to be positively impacted by the July release of the sixth book in the Harry Potter series. With that release, management expects comparable store sales to increase at Borders superstores in the low single digits.

•	Comparable store sales at Waldenbooks Specialty Retail are expected to increase in the low single digits.
•	Total International sales are expected to increase by 26% to 30%.

2005 Full-Year Outlook
•
Management projects that full year consolidated earnings per share will range from $1.70 to $1.84 compared to 2004 consolidated earnings per share of $1.69. This projected range includes the impact of non-operating adjustments, estimated to be an after-tax charge of $0.09 to $0.11 per share. The lower end of this guidance range assumes that, excluding sales of the Harry Potter book, comparable store sales trends remain consistent with the first quarter while the high side of the range reflects a stronger overall sales environment. All earnings per share figures include the impact of non-operating adjustments.

•	Comparable store sales for Borders superstores are expected to range from slightly negative to slightly positive.
•	Waldenbooks Specialty Retail comparable store sales are projected to be flat to down in the low single digits.
•	Total sales for the full year for the International segment are expected to increase by 20% to 25% over 2004.

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Borders Group Q1 2005--4

Next Financial Release/Conference Call
Borders Group will issue second quarter results after market close August 16 with a conference call to follow at 8 a.m. Eastern August 17.

About Borders Group, Inc.
Headquartered in Ann Arbor, Mich., Borders Group is a leading global retailer of books, music and movies with more than 1,200 stores and over 32,000 employees worldwide. More detailed information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projected," "expected," "estimated," "look," "continuing," "plans," "guidance, " "goal," "will," "may," "intends," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including sales and earnings guidance), its plans relating to store openings, closings and remodels, the addition of the Seattle’s Best Coffee and Paperchase brands to new and certain remodeled stores and its intentions with respect to dividend payments and share repurchases.

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company's strategic initiatives, including international expansion, remodels and the addition of the Seattle’s Best Coffee and Paperchase brands to certain Borders stores; the stability and capacity of the company's information systems; and changes in foreign currency exchange rates.

Exhibit 99.1 to the company's Form 10-K for the fiscal year ended Jan. 23, 2005 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

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Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary
				(Restated)
	Quarter Ended April 23, 2005			Quarter Ended April 25, 2004
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders	$579.4	$-	$579.4	$577.3	$-	$577.3
Waldenbooks Specialty Retail	143.1	-	143.1	150.8	-	150.8
International	124.7	-	124.7	102.7	-	102.7
Total sales	847.2	-	847.2	830.8	-	830.8
Other revenue	5.8	-	5.8	7.3	-	7.3
Total revenue	853.0	-	853.0	838.1	-	838.1
Cost of goods sold, including occupancy costs	639.5	(0.3)	639.2	627.7	0.1	627.8
Gross margin	213.5	0.3	213.8	210.4	(0.1)	210.3
Selling, general and administrative expenses	215.7	2.8	218.5	204.0	(0.4)	203.6
Pre-opening expense	1.2	-	1.2	1.0	(0.3)	0.7
Asset impairments and other writedowns	-	0.3	0.3	-	0.4	0.4
Operating income (loss)	(3.4)	(2.8)	(6.2)	5.4	0.2	5.6
Interest expense	2.2	-	2.2	1.9	-	1.9
Income (loss) before income taxes	(5.6)	(2.8)	(8.4)	3.5	0.2	3.7
Income taxes	(2.1)	(1.0)	(3.1)	1.3	0.1	1.4
Net income (loss)	$(3.5)	$(1.8)	$(5.3)	$2.2	$0.1	$2.3

Basic EPS	$(0.05)	$(0.02)	$(0.07)
Basic weighted avg. common shares	73.2	73.2	73.2

Diluted EPS				$0.03	$0.00	$0.03
Diluted weighted avg. common shares	74.6	74.6	74.6	79.8	79.8	79.8

Comparable Store Sales
Borders	(0.7%)			4.3%
Waldenbooks Specialty Retail	(3.1%)			5.6%

Sales and Earnings Summary (As Percentage of Total Sales)
				(Restated)
	Quarter Ended April 23, 2005			Quarter Ended April 25, 2004
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders	68.4%	-%	68.4%	69.5%	-%	69.5%
Waldenbooks Specialty Retail	16.9	-	16.9	18.1	-	18.1
International	14.7	-	14.7	12.4	-	12.4
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	0.7	-	0.7	0.9	-	0.9
Total revenue	100.7	-	100.7	100.9	-	100.9
Cost of goods sold, including occupancy costs	75.5	-	75.5	75.6	-	75.6
Gross margin	25.2	-	25.2	25.3	-	25.3
Selling, general and administrative expenses	25.5	0.3	25.8	24.5	-	24.5
Pre-opening expense	0.1	-	0.1	0.1	-	0.1
Asset impairments and other writedowns	-	-	-	-	-	-
Operating income (loss)	(0.4)	(0.3)	(0.7)	0.7	-	0.7
Interest expense	0.3	-	0.3	0.2	-	0.2
Income (loss) before income taxes	(0.7)	(0.3)	(1.0)	0.5	-	0.5
Income taxes	(0.3)	(0.1)	(0.4)	0.2	-	0.2
Net income (loss)	(0.4)%	(0.2)%	(0.6)%	0.3%	-%	0.3%

(1)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)
Results from 2004 were impacted by a number of non-operating items, primarily consisting of an insurance reimbursement related to the loss of the Borders store at the World Trade Center. Partially offsetting the reimbursement are asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the company’s press release of March 10, 2005.

Borders Group, Inc. Financial Statements
Condensed Consolidated Balance Sheets
		(Restated)
	April 23,	April 25,	January 23,
	2005	2004	2005
Assets
Cash and cash equivalents	$94.4	$229.4	$244.8
Investments	-	5.0	95.4
Inventory	1,335.7	1,271.7	1,306.9
Other current assets	121.1	95.6	118.3
Property and equipment, net	648.4	619.1	635.6
Other assets and deferred charges	101.4	101.3	99.2
Goodwill	130.2	102.5	128.6
Total assets	$2,431.2	$2,424.6	$2,628.8
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$147.0	$130.1	$141.2
Accounts payable	562.7	576.5	615.1
Other current liabilities	335.8	318.8	439.7
Long-term debt	55.2	56.2	55.8
Other long-term liabilities	296.4	273.3	286.7
Total liabilities	1,397.1	1,354.9	1,538.5
Minority interest	1.4	1.7	1.4
Total stockholders' equity	1,032.7	1,068.0	1,088.9
Total liabilities, minority interest and stockholders’ equity	$2,431.2	$2,424.6	$2,628.8

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the company’s press release of March 10, 2005.

Store Activity Summary

	Quarter Ended		Year Ended
	April 23,	April 25,	January 23,
	2005	2004	2005
Borders Superstores
Beginning number of stores	462	445	445
Openings	-	4	19
Closings	(1)	(1)	(2)
Ending number of stores	461	448	462
Ending square footage (in millions)	11.6	11.3	11.6

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	705	733	733
Openings	3	1	15
Closings	(6)	(8)	(43)
Ending number of stores	702	726	705
Ending square footage (in millions)	2.8	2.9	2.8

Borders International Stores
Beginning number of stores	42	37	37
Openings	4	-	5
Closings	-	-	-
Ending number of stores	46	37	42
Ending square footage (in millions)	1.2	1.0	1.1

Books etc. International Stores
Beginning number of stores	35	36	36
Openings	-	-	1
Closings	-	-	(2)
Ending number of stores	35	36	35
Ending square footage (in millions)	0.2	0.2	0.2

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

				(Restated)
	Quarter Ended April 23, 2005			Quarter Ended April 25, 2004
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
BORDERS
Sales	$579.4	$-	$579.4	$577.3	$-	$577.3
EBITDA (1)	31.8	0.1	31.9	33.4	1.1	34.5
Depreciation expense	19.8	1.9	21.7	19.7	-	19.7
Interest expense (income)	(2.9)	-	(2.9)	(1.8)	-	(1.8)
Income taxes	5.8	(0.7)	5.1	6.1	0.4	6.5
Net income (loss)	9.1	(1.1)	8.0	9.4	0.7	10.1
Net income (loss) per share	$0.13	$(0.02)	$0.11	$0.12	$-	$0.12

WALDENBOOKS SPECIALTY RETAIL
Sales	$143.1	$-	$143.1	$150.8	$-	$150.8
EBITDA (1)	(6.3)	(0.4)	(6.7)	(1.8)	(0.5)	(2.3)
Depreciation expense	3.4	-	3.4	3.5	-	3.5
Interest expense (income)	(10.9)	-	(10.9)	(10.5)	-	(10.5)
Income taxes	0.4	(0.1)	0.3	2.0	(0.2)	1.8
Net income (loss)	0.8	(0.3)	0.5	3.2	(0.3)	2.9
Net income (loss) per share	$0.01	$-	$0.01	$0.04	$-	$0.04

INTERNATIONAL
Sales	$124.7	$-	$124.7	$102.7	$-	$102.7
EBITDA (1)	0.4	(0.3)	0.1	2.7	-	2.7
Depreciation expense	4.5	-	4.5	3.8	-	3.8
Interest expense (income)	5.1	-	5.1	4.7	-	4.7
Income taxes	(3.6)	(0.1)	(3.7)	(2.3)	-	(2.3)
Net income (loss)	(5.6)	(0.2)	(5.8)	(3.5)	-	(3.5)
Net income (loss) per share	$(0.08)	$-	$(0.08)	$(0.04)	$-	$(0.04)

CORPORATE (2)
EBITDA (1)	$(1.6)	$(0.3)	$(1.9)	$(1.9)	$(0.4)	$(2.3)
Interest expense (income)	10.9	-	10.9	9.5	-	9.5
Income taxes	(4.7)	(0.1)	(4.8)	(4.5)	(0.1)	(4.6)
Net income (loss)	(7.8)	(0.2)	(8.0)	(6.9)	(0.3)	(7.2)
Net income (loss) per share	$(0.11)	$-	$(0.11)	$(0.09)	$-	$(0.09)

CONSOLIDATED
Sales	$847.2	$-	$847.2	$830.8	$-	$830.8
EBITDA (1)	24.3	(0.9)	23.4	32.4	0.2	32.6
Depreciation expense	27.7	1.9	29.6	27.0	-	27.0
Interest expense (income)	2.2	-	2.2	1.9	-	1.9
Income taxes	(2.1)	(1.0)	(3.1)	1.3	0.1	1.4
Net income (loss)	(3.5)	(1.8)	(5.3)	2.2	0.1	2.3
Net income (loss) per share	$(0.05)	$(0.02)	$(0.07)	$0.03	$-	$0.03

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2004 were impacted by a number of non-operating items, primarily consisting of an insurance reimbursement related to the loss of the Borders store at the World Trade Center. Partially offsetting the reimbursement are asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the company’s press release of March 10, 2005.